Exhibit 14.1

STAAR Surgical Company

CODE OF BUSINESS CONDUCT AND ETHICS

POLICY

It is the policy of STAAR Surgical Company. ("STAAR" or the "Company") to (i) require high standards of business ethics and integrity on the part of all employees and (ii) comply with all applicable laws and regulations in the conduct of its business. To that end, STAAR has adopted and implemented this Code of Business Conduct and Ethics (the "Code").

This Code is also available on the Company's intranet at https://portal.staar.com. All directors, officers and employees of the Company are responsible for reviewing this Code and certifying annually that he or she has reviewed and is in compliance with the Code. A copy of the certification is available on portal.staar.com and through your Human Resources representative.

Failure by an employee to comply with this Code will result in appropriate disciplinary action, which may include termination of employment. Unless the context requires otherwise, all references to "employees" in this Code shall also refer to officers of the Company.

SCOPE

This Code applies to all of STAAR’s directors, officers and employees worldwide, including employees of STAAR’s subsidiaries.

NOTICE

This Code does not create a binding agreement between STAAR and any employee, director or officer, or other person or entity. This Code (as well as all other policies that the Company may adopt from time to time) may be amended unilaterally by the Company at any time.

COMPLIANCE WITH LAWS AND INTERNAL POLICIES

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of, or have reason to believe there has been, a violation of any law, rule or regulation by the Company, whether by its officers, employees or directors, you are expected to promptly report the matter to your supervisor, a member of the Company's Legal Department, or contact the Employee Hotline (described further in Appendix A). Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she in good faith reports any such violation or belief.

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In addition to laws and regulations imposed by local governments and regulatory bodies, the Company from time to time adopts its own policies and procedures. As in the case of laws and regulations, you are also required to comply with the Company's internal policies and procedures.

CONFLICTS OF INTEREST

All directors, officers and employees are required to avoid any relationship with other individuals or organizations that might impair, or even appear to impair, the proper performance of their Company-related responsibilities. Directors, officers and employees must avoid any situation that might affect their independence of judgment with respect to any business dealings between the Company and any other organization or individual. Any director, officer or employee who believes that he or she may have a conflict of interest, whether actual or potential, must report all pertinent details to the Company's General Counsel.

If you become aware of a conflict involving another person in the Company, whether actual or potential, you should report all pertinent details to your supervisor, your Human Resources Director, or to the Company's Legal Department.

A conflict of interest situation can arise in many ways, some of which are set forth below.

A. Related-Party Transactions

Related-party transactions are those in which the parties do not deal with one another at arm's length. They include, but are not limited to, any employee of the Company who is in a position to influence a business transaction between the Company and: (1) an individual who is his or her spouse, child, sibling, parent, partner, present or former close business associate; (2) a non-Company organization for which he or she currently serves as an officer, trustee or partner, or for which he or she has recently served in such capacity; or (3) any individual or organization with whom he or she is negotiating, or with whom he or she has an arrangement, concerning prospective employment.

The Company should avoid related-party transactions. If any employee believes that a related-party transaction exists or might occur, he or she must make full disclosure to his or her supervisor. After such full disclosure, the existing or potential conflict will be reviewed by the supervisor, and a decision will be made about whether the related-party transaction is appropriate, and whether the Company should proceed with the transaction. In the case of a material related-party transaction, the supervisor must report the matter to the Company's General Counsel.

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B. Outside Business Interests

Employees are expected to give their full and undivided attention to their Company duties. They should not use Company facilities or their association with the Company to carry on a private business or profession. Employees shall not engage in a profit-making business, or become involved with a nonprofit organization, outside of their employment with the Company, if such business or organization:

(a)	Provides goods, services or assistance to a competitor, customer or supplier of the Company; or

(b)	Interferes with the employee's assigned duties at the Company.

No employee shall have a financial interest in a competitor, customer or supplier of the Company, other than (x) less than 1% of the outstanding shares of a publicly-held company (with respect to a customer, supplier or competitor) or (y) less than 5% of the outstanding shares of a privately-held company (with respect to a customer or supplier only).

No director may perform services as a consultant, employee, officer, director or advisor or in any other capacity for a competitor of the Company. No director shall have a financial interest in a competitor of the Company, other than an investment representing less than 1% of the outstanding shares of a publicly-held company.

ACCEPTANCE OF COSTLY ENTERTAINMENT OR GIFTS

In general, Company employees, officers and directors, and their relatives, may not request or accept payments of money or anything of value from any government officials, customers, suppliers or others with whom the Company does business, has done business, or may have occasion to do business. Restricted payments include, but are not limited to, any and all of the following:

•	Compensation in any form (cash, kind, credit, etc.).

•	Travel, transportation or lodging.

•	Entertainment including, but not limited to, tickets to sporting and other events, business meals, and other business-related entertainment activity (golf, tennis, etc.) unless approved in advance by your supervisor or the Company's Legal Department or ancillary to a legitimate business meeting attended by the person or company providing the entertainment.

•	Gifts of any kind, nature or description, including discounts, coupons and other offers not available to the public in general, provided, however, that employees may accept branded promotional items and annual holiday gifts (other than cash) having a reasonably estimated fair-market value of $100.00 or less, provided the gifts are consistent with customary industry practices and applicable law and could not reasonably be construed as a bribe or payoff. For guidance on gifts that do not meet this criteria, please contact the Company's Legal Department.

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IMPROPER PAYMENTS, GIFTS AND GRATUITIES

A. Customers and Suppliers

The use of Company funds or assets for gifts, gratuities or other favors to employees of other businesses, particularly customers or suppliers, to obtain an improper advantage is prohibited. A business courtesy, such as a gift or entertainment, should never be offered under circumstances that might create the appearance of an impropriety. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. Our suppliers and customers may have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company's gift and entertainment policy. Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited. Please note that for our U.S – based Health Care Professional customers (generally, people involved in medical device purchase decisions) our interactions with Health Care Professional Supplement, attached as Appendix B, applies to your conduct.

B. Government Officials

Employees, officers and directors must never offer incentives to foreign or domestic government officials or agents in the hopes of influencing that individual. Employees, officers and directors must never give gifts, gratuities or other payments directly or indirectly to domestic or foreign government officials in an effort to obtain or retain business for the Company or to obtain any special or unusual treatment in connection with a business transaction. Because the reason for a gift, gratuity, favor, or payment may be subject to misinterpretation, the Company prohibits any expenditures of any kind involving government officials without the prior explicit permission of a member of the Company’s Legal Department. Please note that physicians and other healthcare professionals employed by government-controlled institutions, such as hospitals located outside the U.S., can be “foreign officials” under the Foreign Corrupt Practices Act (FCPA) and you must comply with our Anti-Corruption Policy, available online at https://portal.staar.com or from your H.R. representative. Any such expenditure or transaction must be accurately recorded in the books and records of the Company, in accordance with the requirements of the Company's Chief Financial Officer.

POLITICAL CONTRIBUTIONS

Political contributions to U.S. federal election campaigns made directly or indirectly from Company funds are prohibited. The legality of political contributions to state, local or foreign campaigns or causes must be determined on a jurisdiction-by-jurisdiction basis and, therefore, must be approved in advance by the Company's Legal Department. Political contributions include any donation, gift, or loan of Company funds, assets, or property, directly or indirectly, to or for the benefit of any political party, committee, or candidate, and any use of Company funds, assets, or property, directly or indirectly to oppose or support any Government or subdivision thereof, or to oppose or to support any candidate or office-holder. This includes: (a) donations, gifts, or loans of funds, assets or property which are made by employees or third persons, such as agents, or consultants, who are reimbursed in any way by the Company; (b) the uncompensated use of Company services, facilities, or property; and (c) loans, loan guarantees or other extensions of credit.

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HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Statements regarding the Company's products and services or otherwise must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

INSIDER TRADING

All directors, officers and employees are prohibited from engaging, or assisting others in engaging, in any transactions involving the securities of the Company, or the securities of any other entity with whom the Company is engaged (such as suppliers or customers), or with whom it will be engaged, in a business transaction, while you are in possession of any material confidential information about the Company or the other entity (meaning information that significantly affects, or would reasonably be expected to have an effect on, the market price or value of the Company's securities). Pursuant to this Code, you are also prohibited from communicating such confidential information to others who might trade securities on the basis of that information. Such acts may constitute violations of the law and could result in criminal prosecution of the individual and the Company, or result in serious fines or penalties. (See the Company's Insider Trading Policy.)

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company's Legal Department before making any such purchase or sale.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission ("SEC") and in other public communications.

CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

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Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially (to the extent legally permitted), and anonymously if they wish, submit such concerns or complaints in writing to the Company's General Counsel or may use the Company's Compliance Hotline (within the U.S. at 1-800-826-6762; toll-free numbers for use outside the U.S. may be found at https://portal.staar.com). See "Compliance Hotline." All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors. The Audit Committee will evaluate the merits of any concerns or complaints referred to it by the Company's General Counsel and Chief Financial Officer and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against any employee who reports in good faith a complaint or concern regarding accounting or auditing matters.

DEALINGS WITH INDEPENDENT AUDITORS

No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company's financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company's financial statements.

CONFIDENTIAL BUSINESS INFORMATION

Employees, officers and directors must maintain the confidentiality of confidential information (defined as nonpublic information from which the Company or other third party derives value and hereafter referred to as "Confidential Information") entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any Confidential Information is prohibited.

You may receive inquiries from third parties for information concerning the Company. Employees (other than the Company's officers and other authorized spokespersons) must not discuss or disseminate the Company's Confidential Information to any third party, such as customers, suppliers or potential competitors, except as required in the performance of his or her duties and after an appropriate confidentiality agreement is in place. If you receive inquiries from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) or security holders, you must decline to comment and refer the inquirer to one of the Company's authorized spokespersons (the CEO, the CFO or General Counsel).

You also must abide by any lawful obligations that you have to any former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

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PROTECTION AND PROPER USE OF CORPORATE ASSETS

Employees, officers and directors should seek to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. Employees, officers and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

Employees, officers and directors must advance the Company's legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

THE GOVERNMENT AS A CUSTOMER

In addition to the provisions of this Code and other STAAR policies, employees working with the U.S. government, state or local governments, or governments of those countries where we operate or sell, have an additional obligation to know, understand and abide by the laws, regulations and ethical standards of those governments that may be more strict than those that apply to our non-government customers and suppliers.

Making or receiving payments in the form of bribes, kickbacks or payoffs to or from government officials, customers, suppliers or others with whom the Company does business is strictly prohibited. Any such payments are improper, whether made or received directly or indirectly. In addition, any arrangements, which aid or abet another party in making or receiving such a payment, are improper. Improper payments need not be in the form of money. They may include nonmonetary gifts or the provision of services.

EXPORT/IMPORT CONTROL AWARENESS

Exports and imports are a significant part of the operations of the Company. Adherence to export/import control laws and regulations is important to maintaining the privilege of engaging in international commerce. Failure to comply may subject STAAR and its employees to penalties, fines, imprisonment, and loss of export privileges, as well as adverse publicity.

Therefore, it is important that we comply with all export/import control laws and regulations pertaining to our operations. STAAR must conduct all of its export-related and import-related activities, including sales and shipments of products and transfers of technology, in a manner intended to satisfy its obligations under export/import laws and regulations of the United States and of other countries in which it is engaged in business.

Export control laws apply to more than simply shipping products to different countries. They also apply to technology and information communicated to people in or from other countries, or who represent organizations located in certain countries. Thus, an export may occur not only when items are shipped or carried to another country, but also via a telephone conversation, fax, or email, or during a sales or technical presentation, a facility visit, or any other access to technology by a citizen of another country (including our own employees).

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If you have any questions, contact your supervisor, appropriate export/import compliance personnel of the Company or the Company's Legal Department.

MAINTAINING FREE COMPETITION

U.S. federal and state antitrust laws, as well as international competition laws, prohibit various practices that could limit competition or restrict fair trade. Under these laws, companies may not enter into agreements with other companies, however informally, that unreasonably restrict competition. Some examples of prohibited agreements include: an agreement with competitors to charge customers the same price for products or to divide markets or service territories (i.e., to divide customers); an agreement with suppliers not to sell to the company's competitors; or forcing any customer to buy an item or service as a condition of buying another item or service. Accordingly, employees are expected to be sensitive to the possibility of legal concerns under competition laws and direct any questions or concerns to either your supervisor or the Company's Legal Department.

HEALTH AND SAFETY

The safety and health of employees and the public are of prime importance to STAAR. Safety rules and work practices are developed to help preserve the safety and health of employees and the public and to comply with applicable regulations. All employees are expected to know the safety rules pertaining to their job assignments, and to comply with these rules in the performance of their jobs. STAAR does not tolerate any conduct by employees that jeopardizes the safety of the workplace, other employees, or the public. Subject to applicable law, employees convicted of any crime involving drugs, fraud, dishonesty, violence or sexual related offenses must notify the Company within five days of conviction.

A. Alcohol and Drugs

The Company does not tolerate any employees, officers or directors becoming impaired by alcohol either before or during any work-related activity. Alcohol should not be provided at Company sponsored events except as authorized by the Company's Legal Department and the Company Vice President for Human Resources, and then subject to such conditions as they may impose. Any person who the Company has a good faith basis to suspect is violating this policy may be subject to medical testing, including blood alcohol testing, to the extent permitted by applicable law. Violation of this policy or refusal to cooperate with testing under this policy will result in discipline, up to and including immediate termination.

The Company will not tolerate the use of illegal drugs or other mind-altering substances by any person. Subject to applicable law, persons may be required to submit to drug screens, blood tests, and other medical examinations as a condition of employment, on a random basis following any accident, or at any time in the event the Company has a good faith basis to suspect a possible violation of this policy or a reasonable interest in conducting such test for the safety of its employees. The presence of any illegal drug or other mind-altering substance in the body is a violation of this policy. Refusal of an employee to undergo testing or to cooperate fully with any of these tests is also a violation of this policy.

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Persons are also prohibited from possessing, using, selling or purchasing illegal drugs or other mind-altering substances on Company property, in Company vehicles and on Company business. Off-premises possession, use, sale or purchase of illegal drugs or mind-altering substances outside of working hours may reflect unfavorably on the Company's reputation and is also prohibited.

This policy does not prohibit the proper use of medication under the direction of a physician or the use of over the counter medication in accordance with directions for its use and for legitimate medical purposes. However, the misuse or abuse of such drugs on Company property, in Company vehicles and on Company business is prohibited. A person who is taking prescription or nonprescription drugs must consult with his or her physician to determine if such use could affect the person's ability to perform his or her job in a safe and efficient manner.

If the use of such drug could affect the person's ability to perform his or her job, the person must inform his or her supervisor of that fact, and may request a reasonable accommodation in order to continue working while using such drug. If the Company is unable to provide the person a reasonable accommodation, the employee will not be permitted to work while using the drug.

B. Firearms or Other Weapons

The Company will not tolerate any level of violence in the workplace or in any work-related setting. Firearms or other weapons shall not be in the possession of any person while on Company premises or Company property or when in Company vehicles, or when engaged in Company business regardless of whether or not a person is licensed to carry such weapons, unless authorized in advance by a member of the Company's Legal Department.

C. Harassment

The Company is committed to maintaining a work environment that is free of harassment based on race, color, gender, religion, age, national or ethnic origin, disability, sexual orientation or other classification protected by applicable law. Any such harassment of our employees, applicants or customers by other employees, customers, suppliers or others conducting business with the Company, regardless of whether the harassment occurs directly or indirectly, is prohibited by this policy, whether or not it also violates applicable law. For additional information and guidance, please see the Company’s Policy Against Harassment contained in the U.S. Employee Handbook.

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D. Reporting of Personal Injuries or Property Damage

Any condition at a Company facility or workplace that has resulted in or may be expected to result in (i) personal injury to an employee or visitor or (ii) property damage should be reported to the facility manager, or through the Compliance Hotline.

EQUAL EMPLOYMENT OPPORTUNITY

It is STAAR’s policy to comply with all applicable laws and regulations regarding all pre- and post-employment activity including, without limitation, compensation decisions, benefits, discipline, recruitment, hiring, promotions, demotions, transfers, discipline, layoffs, terminations and training, and any other terms and conditions, without regard to gender, race, color, religion, national origin, ancestry, pregnancy, age, sexual orientation, gender identity, marital or family status, veteran status, medical condition, disability, political belief or any other characteristics protected by federal, state or local law.

ENVIRONMENTAL PROTECTION

STAAR is committed to satisfying all environmental regulatory compliance requirements. Employees are expected to comply with environmental regulations and maintain The Company’s standards of full compliance with the law. Any questions regarding environmental issues should be directed to the Company’s Legal Department.

PERSONAL PRIVACY

Subject to applicable law, the Company has the right to inspect employees, their personal possessions and property, personal vehicles parked on Company property and work areas. This includes lockers, desks, file cabinets, workstations, computers, personal mail sent to the Company, voice mail and e-mail. Such searches may be conducted any time, without advance notice. If deemed necessary by management and the Legal Department and subject to applicable law, employees themselves may be asked to submit to a search. At no time will any employee be searched by, or in the presence of, a member of the opposite sex. If an employee does not consent to an inspection, the Company may take disciplinary action, up to and including termination. In addition, subject to applicable law, the Company reserves the right to request visitors to agree to an inspection of their person, personal possessions and property while on Company premises.

In order to effectively evaluate performance and ensure consistency in the message to existing and prospective customers, random call monitoring may be part of the ongoing performance review process for persons in customer contact departments such as Customer Service. Call monitoring affords supervisors the opportunity to provide immediate, specific performance feedback, as well as assist with the coaching and development of employees. Any information will be used for internal purposes only. Any call monitoring will be conducted in accordance with all applicable laws.

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It is the Company's policy to comply fully with all applicable laws governing wiretapping, eavesdropping, and other forms of electronic surveillance. Subject to applicable law, the Company reserves the right to engage in surveillance of employees and Company premises. It is a violation of this Code and the laws of most states for a person to use any electronic, mechanical or other device to intercept or record the contents of any telegraphic, telephonic, facsimile, modem-transmitted electronic mail or other electronic communication unless one (or in certain jurisdictions all) of the parties to the communication consent to the interception. This includes the use of telephone extensions to overhear other individuals' conversations.

ADMINISTRATION AND INTERPRETATION

Considering the complexity of this Code, and the determination of the Company's management and Board of Directors to comply with both the letter and spirit of all applicable laws and regulations, it is recognized that questions of interpretation will arise. All questions relating to this Code are to be addressed to your supervisor who shall consult with members of management or the Company's Legal Department, as appropriate.

BUSINESS ETHICS

STAAR will strive to meet its objectives, but will never compromise its ethics. Each director, officer and employee of STAAR, shall promote honest and ethical conduct.

Upon entering into your employment with STAAR, your are required to read our Code of Business Conduct and Ethics policy sign the related Certification, and thereafter recertify and acknowledge the Code on an annual basis. The information above is not intended to supersede or amend the terms of your agreement but ids provided as additional information.

DISABLED EMPLOYEES AND JOB APPLICANTS

The employment related provisions of the Americans with Disabilities Act (ADA) apply to all employees and job applicants seeking employment with STAAR. Under the ADA, a qualified individual with a disability is an individual who, with or without reasonable accommodation, can perform the essential functions of the employment position which the individual holds or desires.

The Company will attempt to provide reasonable accommodation or know physical or mental limitations, if a job applicant or employee is otherwise qualified, consistent with its legal obligations to do so. In general, a disabled individual is one who currently has, is regarded as having, or has had a record of physical or mental impairment that limits one or more of the major life activities of such an individual. Such major life activities include walking, seeing, hearing, speaking, breathing, learning, working, performing manual tasks and caring for oneself.

As part of its commitment to make reasonable accommodations, the company also wishes to participate in a timely, good faith, interactive process with the disabled applicant or employee to determine effective reasonable accommodations, if any, that can be made in response to a request for accommodations. Applicants and employees are invited to identify reasonable accommodations that can be made to assist them to perform the essential functions of the position they see or occupy. They should contact the Human Resources department.

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SAFE DRIVING PRACTICES

If you are required to operate a motor vehicle while driving on company business, you must do so safely and in accordance with all applicable laws. For example, various jurisdictions enforce laws that prohibit the operation of motor vehicles in excess of applicable speed limits, while under the influence of alcohol, controlled substances, or medication that impairs driving abilities, or speaking on a hand-held cell phone while driving and from using any electronic wireless communications device to write, send, or read text messages, instant messages, or emails while driving, or in any other unsafe manner.

“Distracted driving” has been identified as a leading cause of automobile accidents. Accordingly, while driving on company business for STAAR, employees may not:

•	use a cell phone under any circumstance that would distract you from the duty to drive in a safe and non-negligent manner;

•	use a cell phone unless it allows hands-free listening and talking operations, the use is safe, and the use is permitted under local laws; and

•	write, send, or read text messages, instant messages, or emails while driving.

Like all drivers, STAAR employees who drive on company business have a duty to keep informed of the applicable laws and to follow them.

WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

While some of the regulations contained in this Code must be strictly adhered to and no exceptions can be allowed, in certain cases exceptions may be possible. Any employee who believes that an exception to any of these policies is appropriate and in the Company's best interest in his or her case should first contact his or her supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Company's Legal Department must be obtained.

Any officer or director who seeks an exception to any of these policies should contact the Company's General Counsel. Any waiver of this Code for officers or directors or any change to this Code that applies to officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock exchange regulation.

EMPLOYEE HOTLINE

Any employee of STAAR who observes or suspects a violation of any law, regulation, or this Code of Business Conduct and Ethics, should contact the Company's Legal Department or use The Company’s Employee Hotline. Specific information related to the Employee Hotline may be found in the Employee Hotline Policy attached to this Code as Appendix A.

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EXAMPLES OF STAAR’s
CODE OF BUSINESS CONDUCT AND ETHICS

Situation: With respect to government officials, are gifts and gratuities allowed? Practicing Policy:

No, gifts and gratuities to government officials are prohibited unless expressly authorized by a member of the Company's Legal Department. Examples of prohibited gifts to public officials include meals, golf outings and tickets to events.

Situation: Among employees, what are some examples of conduct that is considered "out of bounds"?

Practicing Policy:

Prohibited conduct includes disparaging, abusive and/or sexual words, phrases or materials; slurs, negative stereoptyping; threatening, intimidating, or hostile acts, including jokes or pranks that might reasonably be perceived as hostile or demeaning; unwelcome touching; written or graphics material or objects that are sexually-oriented, obscene or criticize or show hostility or aversion toward an individual or group.

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Appendix A

STAAR SURGICAL COMPANY

EMPLOYEE HOTLINE

Policy

The Company is committed to compliance with the laws that affect the conduct of our business and to high standards of business ethics and integrity. In order to help ensure compliance with the law and Company policies, including its Code of Business Conduct and Employee STAAR has instituted a "hot-line" for all STAAR employees to use to report conduct that might involve illegality or other violations of the Company Policies and Procedures.

Scope

This policy applies to all of STAAR’s worldwide employees, where applicable. Procedures

If an employee observes or suspects a violation of a law or regulation or other elements of the Company’s Policies and Procedures, the employee should contact the Employee Hotline. The Employee Hotline may be reached any time by telephone toll-free in the United States at 1-800826-6762. For employees located outside of the U.S., toll-free telephone numbers for the Employee Hotline may be found at https://portal.staar.com. If you prefer to contact the Employee Hotline in writing, the address is:

STAAR Surgical Company Attn: Employee Hotline

1911 Walker Avenue

Monrovia, CA 91016

All calls will be documented, and then the subject will be referred to appropriate reviewing personnel, who will determine whether an investigation is required. Callers may remain anonymous. Those persons who identify themselves and request confidentially will be treated confidentially to the extent it is legally permissible to do so.

Callers to the Employee Hotline should be prepared to describe the situation as completely as they can, including dates, names, facilities and/or departments involved, and names of other employees who would provide additional information. Callers should contact the Employee Hotline even if they do not have all of the facts or if they are unsure if there is a problem. The Employee Hotline staff, in conjunction with the Company’s Legal Department, will look into the information provided, attempt to verify it, and take appropriate action.

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All concerns and complaints about accounting or auditing matters will also be forwarded to the Audit Committee of the Board of Directors. The Audit Committee will evaluate the merits of the concern or complaint and authorize such follow up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

Contact the Employee Hotline to report possible violations related to, among other things:

Accounting or Auditing Matters

Antitrust Laws

Conflicts of Interest

Environmental Laws

Export/Import Laws

Food and Drug Laws

Fraudulent Transactions

Health and Safety Laws

Government Contracts Laws

Political Contributions

Insider Trading and Other Securities Laws

Theft, Bribes, and Kickbacks

STAAR’s Code of Business Conduct and Ethics

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CERTIFICATION

I, ___________________ (please print or type your name), hereby acknowledge that I have reviewed and understand STAAR Surgical Company’s Code of Business Conduct and Ethics, a copy of which was distributed to me.

I further confirm that I have complied with the policies described in the Code of Business Conduct and Ethics and will do so in the future. I do not have any personal knowledge of any code violations by others. I understand that the failure to follow the policies and procedures contained therein may subject me to disciplinary action, including discharge from STAAR Surgical Company or its subsidiaries.

Signature_______________________________

______________________________________

Name (Please Print)

______________________________________
Date

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STAAR Surgical Company

Interactions with Health Care Professionals Supplement

This Code of Ethics for Interactions with Health Care Professionals is an addendum to the STAAR Surgical Company Code of Business Conduct and Ethics and is applicable to all employees of STAAR who interact with Health Care Professionals (as defined below).

Goal and Scope of Code

STAAR Surgical Company is committed to adhere to ethical and legal standards in our relationships with Health Care Professionals. This Code governs our interactions with them.

In this Code the term “Health Care Professionals” includes all individual and entities involved in the product purchase decision, including persons licensed by state law to prescribe drugs or devices for human patients, medical students, members of a drug formulary committee, office and hospital staff, governmental agencies and group purchasing entities. All references to “STAAR,” “we,” “us” or “our” refer to STAAR. All references to “Employees,” “you,” or “your” refer to STAAR’s officers, directors, employees, agents, representatives, consultants and distributors.

Our interactions with Health Care Professionals cover a broad range of activities, including.

•	Promotional Activities. We promote the sale and use of our products directly, and indirectly through representatives and distributors, to Health Care Professionals.

•	Training and Product-Related Education. We offer instruction, education, training, service and technical support to Health Care Professionals to ensure the safe and effective use of our products.

•	Research and Education. We support bona fide medical research and continuing medical education for Health Care Professionals to increase access to new technology and enhance the delivery of safe, efficacious and cost-effective health care.

•	Advancement of Medical Technology. We collaborate with Health Care Professionals to demonstrate the effectiveness of our products, to improve the utility and applications of our products and to create new products.

Our reputation for honesty, integrity and fair dealing with our customers, others we do business with, our employees and the communities we serve is our most important asset. Accordingly, we require that you act in a manner consistent with the letter and intent of this Code and the underlying policies. While this Code addresses many of the interactions we have with Health Care Professionals, it is impossible to provide specific guidance for every situation. Matters not specifically addressed in this Code, should be addressed in light of the following principle:

STAAR insists on ethical business practices and socially responsible conduct and will not use any unlawful inducement in order to sell, recommend, or arrange for the sale or use of its products.

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Any failure to adhere to this Code could subject us to severe penalties, including disqualification of STAAR as a vendor, civil fines and injunctions, and criminal prosecution, fines and imprisonment.

Each of you is expected to become familiar with these policies and to affirm your agreement to comply with these policies by signing the Compliance Certificate that appears at the end of this Code. Any questions regarding this Code or matters not covered by this Code should be referred to your immediate supervisor, the Corporate Compliance Officer or another member of the Compliance Committee.

Promotional Activities

We interact with Health Care Professionals to discuss product features, contract negotiations, and sales terms, both in the Health Care Professionals’ offices and at meetings and conferences.

▪	Gifts. We may occasionally provide modest gifts to Health Care Professionals, but only if the gifts benefit patients or serve a genuine educational function. Other than gifts of medical textbooks or anatomical models used for educational purposes, no gift should have a fair market value of more than $100. Under no circumstances may gifts may be given in the form of cash or cash equivalents.

▪	Hospitality. We may pay for occasional hospitality only in the form of modest meals and receptions for Health Care Professionals that are conducive to the exchange of information. It is not appropriate to pay for meals of guests of Health Care Professionals or any other person who does not have a bona fide professional interest in the information being shared at the meeting.

▪	Promotional Items. We may occasionally give Health Care Professionals branded promotional items of minimal value related to the Health Care Professional’s work or for the benefit of patients.

▪	Samples. We may provide appropriate sample products and opportunities for product evaluation.

The total value of gifts, promotional materials or any other items or activities that we provide to a Health Care Professional will not exceed $5,000.00 per calendar year. This total applies to STAAR as a company, not to an individual salesperson. This total does not include samples given to physicians and other Health Care Professionals intended for free distribution to patients, and financial support for continuing medical education forums and for health educational scholarships if such support is provided in a manner which conforms to this Code. Payments made for legitimate professional services provided by a Health Care Professional, including but not limited to, consulting, are also excluded from the above annual limitation; provided that payments do not exceed the fair market value of the services rendered and otherwise are provided in a manner which conforms to this Code.

Product Training and Education

We conduct and sponsor programs focused on education and training in the safe and effective use of our products.

•	Location. Programs should be conducted in clinical, educational, conference, or other settings, including hotel or other commercially available meeting facilities, conducive to the effective transmission of knowledge. Programs requiring “hands on” training in medical procedures should be held at training facilities, medical institutions, laboratories, or other appropriate facilities.

•	Training Staff. The training staff should have the proper qualifications and expertise to conduct such training.

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•	Hospitality. We may provide Health Care Professional attendees with hospitality only in the form of meals and receptions in connection with these programs. Any such meals and receptions should be modest in value and subordinate in time and focus to the educational or training purpose of the meeting.

•	Travel and Lodging. We may pay for reasonable travel and modest lodging costs incurred by attending Health Care Professionals.

•	Guests. It is not appropriate for us to pay for the meals, hospitality, travel, or other expenses for guests of Health Care Professionals or for any other person who does not have a bona fide professional interest in the information being shared at the meeting.

Third-Party Educational Conferences

We support independent, educational or scientific conferences to promote scientific knowledge, medical advancement and the delivery of effective health care. These typically include conferences sponsored by national, regional, or specialty medical associations; conferences sponsored by accredited continuing medical education providers; and grand rounds.

•	Educational Grants. We may provide educational grants when: (1) the gathering is primarily dedicated to promoting objective scientific and educational activities and discourse; and (2) the training institution or the conference sponsor selects the attending Health Care Professionals who are in training. Such grants should be paid only to organizations with a genuine educational purpose or function, and may be used only to reimburse the legitimate expenses for bona fide educational activities. Such grants also should be consistent with relevant guidelines established by professional societies or organizations. The conference sponsor should be responsible for and control the selection of program content, faculty, educational methods, and materials. We may provide grants either directly to the conference sponsor to reduce conference costs, or to a training institution or the conference sponsor to allow attendance by medical students, residents, fellows, and others who are Health Care Professionals in training.

•	Meals and Hospitality. We may provide funding to the conference sponsor to support the conference’s meals and hospitality. Also, we may provide meals and receptions for all Health Care Professional attendees, but only if it is provided in a manner that is also consistent with the sponsor’s guidelines. Any meals, receptions, and hospitality should be modest in value and should be subordinate in time and focus to the purpose of the conference.

•	Faculty Expenses. We may make grants to conference sponsors for reasonable honoraria, travel, lodging, and meals for Health Care Professionals who are bona fide conference faculty members.

•	Advertisements and Demonstration. We may purchase advertisements and lease booth space our displays at conferences.

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Arrangements with Consultants, Clinical Investigators

We may engage Health Care Professionals to serve as consultants (including as clinical investigators) to provide valuable bona fide consulting services, including research, participation on advisory boards, presentations at our training meetings, and product collaboration. It is appropriate to pay Health Care Professionals reasonable compensation for performing these services.

The Corporate Compliance Officer will prepare Consulting Agreement Guidelines and a form of Consulting Agreement for Health Care Professionals. Consulting arrangements with health care professionals that diverge from the Guidelines and Form of Agreement must be submitted to the Corporate Compliance Officer for review and approval. Each signed Consulting Agreement, along with the identification of the STAAR employee responsible for monitoring its performance, shall be forwarded to the Corporate Compliance Officer and placed in a central file.

Invoices shall not be paid until approved by the person responsible for monitoring the consultant’s performance has approved the invoice after verifying performance of the services.

Any consulting arrangement with a Health Care Professional must satisfy the following requirements:

•	Need and Qualification. Consulting agreements may be entered into only where a legitimate need and purpose for the services is identified in advance. Selection of consultants should be on the basis of the consultant’s qualifications and expertise to address the identified purpose, and may not be on the basis of the past or potential volume or value of business generated by the consultant.

•	Written Agreement and Protocol. All consulting arrangements must be written, signed by the parties and specify all services to be provided. Where research services are provided, the agreement must contain a statement of work or research protocol.

•	Compensation. Compensation paid to consultants must be consistent with the fair market value for the services provided.

•	Meetings. The venue and circumstances for meetings with consultants should be appropriate to the subject matter of the consultation. These meetings should be conducted in clinical, educational, conference, or other setting, including hotel or other commercially available meeting facilities, conducive to the effective exchange of information.

•	Hospitality. Hospitality that occurs in conjunction with a consultant meeting should be modest in value and should be subordinate in time and focus to the primary purpose of the meeting.

•	Travel and Lodging. We may pay for reasonable and actual expenses incurred by consultants in carrying out the subject of the consulting arrangement, including reasonable and actual travel, modest meals and lodging costs incurred by consultants attending meetings with, or on our behalf.

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•	FDA and other Regulatory Restrictions for Clinical Investigators. Our relationships with clinical investigators in trials to be submitted to the FDA or other regulatory agencies are governed by conflict of interest, disclosure and other rules. Nothing in this Code is intended to supersede or modify our strict compliance with such regulations.

Provision of Reimbursement and Other Economic Information

We may support Health Care Professionals’ accurate and responsible billing to Medicare and other payors by providing accurate reimbursement information to Health Care Professionals regarding our products, including identifying appropriate coverage, coding, or billing of products, or of procedures using those products. However, this is only acceptable if: (a) the information provided is accurate: (b) the information is of a general nature; and (c) the reimbursement information is of insubstantial fair market value.

Grants and Other Charitable Donations

We may make donations for a charitable purpose, such as supporting genuine independent medical research for the advancement of medical science or education, indigent care, patient education, public education, or the sponsorship of events where proceeds are intended for charitable purposes. We may not make such donations for the purpose of unlawfully inducing Health Care Professionals to purchase, recommend, use, or arrange for the purchase or use of our products.

•	Recipients. Donations should be made only to charitable organizations having 501(c)(3) tax exempt status or, in rare instances, to individuals engaged in genuine charitable missions for the support of that mission.

•	Advancement of Medical Education. We may make grants to support the genuine medical education of medical students, residents, and fellows participating in fellowship programs, which are charitable or have an academic affiliation or, where consistent with the preamble to this section, other medical personnel.

•	Support of Research with Scientific Merit. We may make research grants to support genuine medical research. The purpose of the grant must be clearly documented.

•	Public Education. We may make grants for the purpose of supporting education of patients or the public about important health care topics.

•	Authorization. Any request for charitable donations will be made to the Corporate Compliance Officer. All such requests will be evaluated, and subject to approval, by the Compliance Committee.

International Interactions with Health Care Professionals

We recognize that customs, practices, laws and regulations vary throughout the world. However, it is our intent that this Code be equally applicable inside and outside the United States. Interactions that may be customary and not illegal in a particular country may still be unlawful under U.S. law and subject STAAR and the persons involved to criminal liability. Any questions regarding the applicability of this Code, or exceptions to this Code, for international operations should be addressed to STAAR’s Corporate Compliance Officer.

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STAAR Surgical Company

Comprehensive Compliance Program
and
Code of Ethics for Interactions with Health Care Professionals

 Compliance Certificate

I have read and understand STAAR’s Comprehensive Compliance Program and Code of Ethics for Interactions with Health Care Professionals (the “Code”). I will adhere in all respects to the ethics and standards of conduct described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include but is not limited to demotion or discharge.

I certify to STAAR that I am not in violation of the Code and I am not aware of any violations by others.

Date:	Signature

Print Name

Title/Position

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